Employment Agreement This Employment Agreement (this “Agreement”), is entered into as of August 19, 2022 (the “Effective Date”) by and between DENTSPLY SIRONA Inc., a Delaware corporation (the “Company”) and Simon Campion (“Executive”) (collectively referred to herein as the “Parties”). RECITALS A. Executive and the Company mutually desire that Executive provide services to the Company on the terms provided herein. AGREEMENT NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows: 1. Employment. (a) General. The Company shall employ Executive and Executive shall remain in the employ of the Company, for the period and in the position set forth in this Section 1, and subject to the other terms and conditions provided herein. (b) Employment Term. For purposes of this Agreement, the “Term” shall mean the period beginning on September 12, 2022 or such other date as mutually agreed between the Parties (the “Commencement Date”) through but not including the third anniversary of the Commencement Date, and shall automatically renew for successive twenty-four (24) month periods unless no later than ninety (90) days prior to the end of the applicable Term either Party gives notice of non-renewal to the other in which case Executive’s employment will terminate at the end of the then-applicable Term, subject to earlier termination as provided in Section 3. (c) Position, Reporting and Duties. Executive shall serve as the President and Chief Executive Officer of the Company. Executive shall report to the Board of Directors of the Company (the “Board”) and shall have such duties, authority, and responsibilities as are customary for such positions in a Delaware corporation (subject to the control of the Board and its committees), and shall perform such other duties as may be requested by the Board. Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company (which shall include service to its “Affiliates” (within the meaning of Rule 12b- 2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended from time to time)) and shall not engage in outside business activities (including serving on outside boards or committees) without the consent of the Board, provided that Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs, (ii) serve on the board of directors of privately held not-for-profit or tax-exempt charitable organizations, and (iii) subject to approval by the Board, serve on the board of directors of up to two (2) publicly traded or privately held companies not described in prong (ii), in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder. Executive agrees to observe and comply with the rules and policies of the Company and its Affiliates as adopted by the Company or its

2 Affiliates from time to time, in each case, as amended from time to time, as set forth in writing, and as delivered or made available to Executive, including, without limitation, the Company’s Code of Ethics and Business Conduct (each, a “Policy”, and collectively, the “Policies”). (d) Service on Board. The Company shall appoint Executive to the Board effective as of the Commencement Date and use its reasonable best efforts to cause Executive to be re- elected to the Board during the Term. (e) Principal Place of Employment. Executive's principal office shall be the Company’s commercial headquarters in Charlotte, North Carolina, provided that Executive may perform his duties under this Agreement at such other offices as may be appropriate for the performance of his duties as determined in consultation with the Board. The Parties understand that given the nature of Executive’s duties, Executive may be required to travel and perform services at locations other than his principal office from time to time. (f) Certain Executive Representations. Executive represents and warrants that (i) Executive is not subject to any impediment, restriction or restraint that would in any way prohibit, hinder or impair his employment hereunder and his performance as contemplated hereby, (ii) without limiting the foregoing, Executive’s employment hereunder and his performance as contemplated hereby do not and would not in any way conflict with or breach any confidentiality, non-competition, non-solicitation or other common law or contractual obligation of Executive and (iii) Executive has not been the subject of any allegation and, to his knowledge, he has not, (A) breached any law, regulation or code of conduct applicable to him in the course of employment with any former employer or (B) engaged in any act of workplace misconduct or impropriety, including any act of discrimination or harassment. 2. Compensation and Related Matters. (a) Annual Base Salary. During the Term, Executive shall receive a base salary at a minimum rate of one million dollars ($1,000,000) per annum, which shall be paid in accordance with the customary payroll practices of the Company and shall be pro-rated for partial years of employment. Such annual base salary shall be subject to periodic review in accordance with the Company’s regular process for similarly situated Company executives (with the first review for Executive accordingly expected not later than early 2024) and shall be subject to increase but not decrease (such annual base salary, as it may be increased from time to time, the “Annual Base Salary”). (b) Annual Bonus. With respect to each fiscal year of the Company commencing during the Term, Executive will be eligible to participate in an annual incentive program established by the Board. Executive’s annual incentive compensation under such incentive program, (the “Annual Bonus”) shall be targeted at 125% of his Annual Base Salary (the “Target Bonus”), pro-rated for the portion of 2022 on and following the Commencement Date, and with the expectation that the actual Annual Bonus will scale upward and downward based on actual performance, as determined by the Board, such that the actual Annual Bonus payable to Executive may be greater than, equal to or less than the Target Bonus. The Annual Bonus shall be based upon the achievement of Company and/or individual performance metrics as established by the Board. The Annual Bonus for a fiscal year will be paid no later than the

3 fifteenth day of the third month following the end of such fiscal year. Executive’s goals, objectives and performance targets will be developed by the Board in consultation with Executive on an annual, ongoing basis, provided, however, that in no event will Executive’s bonus targets be less than the Target Bonus during the Term. (c) Long-Term Incentive. Beginning in the Company’s fiscal year 2023, with respect to each Company fiscal year that commences during the Term (excluding fiscal year 2022), Executive’s target equity incentive (or other long-term incentive compensation) grant value will be no less than five million dollars ($5,000,000); however, the actual grant value will be determined at the discretion of the Board or the Human Resources Committee of the Board (the “Human Resources Committee”). The type of award(s) and specific terms and conditions of such award(s) will be determined by the Board or the Human Resources Committee in their discretion, provided that any such awards shall be made in accordance with the DENTSPLY SIRONA Inc. 2016 Omnibus Incentive Plan, as amended or restated from time to time (the “Plan”) or any successor plan and the Policies. For the avoidance of doubt, Executive shall be eligible to be granted Executive’s first award (which shall not be pro-rated at grant) in accordance with this Section 2(c) on the first grant date occurring on or after the Commencement Date that the Company’s other named executive officers are granted annual long-term equity incentive awards. (d) Make Whole Grant. The Company shall grant to Executive an award of Restricted Share Units under the Plan, with the number of Company common shares (“shares”) subject to such grant having a grant value of no less than seven million dollars ($7,000,000) (the “Make Whole Grant”). The number of shares subject to the Make Whole Grant shall be calculated by dividing (x) seven million dollars ($7,000,000) by (y) the closing price of a Company share as listed on The Nasdaq Global Select Market on the Make Whole Grant’s grant date. The Make Whole Grant’s grant date shall be the second (2nd) trading day after the Commencement Date, provided, that, if such grant date is not within the Company’s open trading window period, the Make Whole Grant’s grant date shall instead be the second (2nd) trading day after the date of the filing of the next periodic report on Form 10-Q following the Commencement Date. The Make Whole Grant shall vest annually with respect to the shares subject thereto in three substantially equal installments, with the first vesting date occurring on the first anniversary of the Commencement Date, such that one hundred percent (100%) of the shares subject to the Make Whole Grant shall be vested on the three year anniversary of the Commencement Date (the “Final Vesting Date”), subject to Executive’s continued employment with the Company on each applicable vesting date. Notwithstanding the foregoing, upon Executive’s termination of employment with the Company prior to the Final Vesting Date either (i) by the Company without Cause (as defined below) pursuant to Section 3(a)(iv) or (ii) by Executive for Good Reason (as defined below) pursuant to Section 3(a)(vi), subject to Executive signing on or before the 50th day following Executive’s Separation from Service (as defined below), and not revoking, a release of claims and separation agreement in the Company’s customary form, as may be updated from time to time (a “Release”), one hundred percent (100%) of any then- unvested portion of the Make Whole Grant shall become vested. The Make Whole Grant shall be subject to and governed by the terms and conditions of the applicable Restricted Share Unit Grant Notice, Restricted Share Unit Agreement and the Plan to the extent not inconsistent with the terms of this Agreement.

4 (e) Supplemental Compensation. During the Term, Executive shall be eligible to participate in both the Company’s Supplemental Executive Retirement Plan, as amended or restated from time to time and the Company’s Supplemental Savings Plan, as amended or restated from time to time on the same terms and conditions as other similarly situated executives of the Company. (f) Employee Benefits. During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements generally available from time to time to other similarly situated executives of the Company, including medical, dental and life benefits as they may be in effect from time to time. (g) Paid Time Off. During the Term, Executive shall be entitled to at least twenty- five (25) days, on an annualized basis, of paid time off in accordance with the Company’s Policies. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive. (h) Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy. (i) Indemnification. Executive shall be entitled to coverage under the Company’s directors and officers insurance policy and indemnification pursuant to the Company’s By-Laws and certificate of incorporation, in each case, in accordance with the terms and conditions thereof and on a basis no less favorable than that applicable to other executive officers of the Company from time to time. (j) Legal Fees. Executive will be entitled to receive reimbursement for reasonable legal fees associated with the legal review and negotiation of this Agreement in an amount not exceeding $25,000 within ten (10) days following his provision to the Company of reasonable supporting documentation therefor. (k) Director Compensation. Executive shall not receive any compensation for his Board service while he is employed by the Company pursuant to this Agreement and shall not be eligible for any equity grant(s) that may be awarded to other members of the Board while he is employed by the Company. 3. Termination. (a) In General. Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances: (i) Death. Executive’s employment hereunder shall terminate upon Executive’s death. (ii) Disability. If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.

5 (iii) Termination for Cause. The Company may terminate Executive’s employment for Cause. (iv) Termination without Cause. The Company may terminate Executive’s employment without Cause. (v) Termination by Executive without Good Reason. Executive may terminate Executive’s employment with the Company without Good Reason. (vi) Termination by Executive for Good Reason. Executive may terminate Executive’s employment with the Company for Good Reason. (b) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to Section 3(a)(i)) shall be communicated by a written notice to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specifying a Date of Termination (as defined below) which, if submitted by Executive pursuant to Section 3(a)(v) or Section 3(a)(vi), shall be at least thirty (30) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company that reflects an employment termination date that is more than thirty (30) days after the date of delivery of the Notice of Termination, the Company may, in its sole discretion, change the Date of Termination to any date that occurs on or following the date of the Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. In the event of a dispute over the existence of Cause or Good Reason, either Party may introduce newly discovered or newly arising evidence in support of or in opposition to the determination of Cause or Good Reason. (c) Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3(a), Executive (or Executive’s estate, as applicable) shall be entitled to receive the sum of the following, except to the extent it would result in a duplication of any Accrued Benefits (as defined below): (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive; (ii) any paid time off that has been accrued by Executive through the Date of Termination but unused in accordance with the Company’s Policies; (iii) any reimbursements owed to Executive pursuant to Section 2(h); (iv) any fully vested and non-forfeitable employee benefits as to which Executive is entitled under the employee benefit plans of the Company, which shall be payable in accordance with the terms and conditions of such employee benefit plans; and (v) except in the case of a termination of Executive’s employment for Cause pursuant to Section 3(a)(iii) or by Executive without Good Reason pursuant to Section 3(a)(v), any earned but unpaid Annual Bonus for the prior fiscal year. Except as otherwise expressly required by law or as specifically provided herein or in the Severance Plan (as defined below), all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the Date of Termination. In the event that Executive’s

6 employment is terminated hereunder for any reason, Executive’s sole and exclusive remedy shall be to receive the payments and benefits described in this Section 3(c) or Section 4, as applicable. (d) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its Affiliates and Executive agrees to execute any and all documents necessary to effectuate such resignations. 4. Severance. (a) Termination Generally. If Executive’s employment shall terminate pursuant to Section 3(a) for any reason other than pursuant to Section 3(a)(i) (death), Section 3(a)(ii) (Disability), Section 3(a)(iv) (by the Company without Cause) or Section 3(a)(vi) (by Executive for Good Reason), then Executive shall not be entitled to any severance payments or benefits, except as provided in Section 3(c). (b) Severance Payments and Benefits. During the Term, Executive shall be eligible to receive severance payments and benefits that are no less favorable than the severance payments and benefits to which the Company’s Chief Executive Officer would be entitled under the Company Key Employee Severance Benefits Plan, as in effect on the Effective Date (the “Current Severance Plan”), a copy of which is attached as Exhibit A hereto pursuant to the terms and conditions thereof, provided that, notwithstanding the foregoing, the Company may replace the phrase “without Good Reason” with “with Good Reason” in Section 4.1(c) of the Current Severance Plan. Notwithstanding anything in the Company Key Employee Severance Benefits Plan, as it may be amended or restated from time to time (the “Severance Plan”) to the contrary, (i) the Company shall make all determinations of Executive’s entitlement to severance payments or benefits in good faith; and (ii) in the event that the Executive experiences a COC Qualified Termination (as defined in the Severance Plan), then in addition to all other benefits and payments provided under the Severance Plan, all of the Executive’s outstanding Company equity awards shall become fully vested (with performance-based awards deemed achieved at the greater of target performance levels or the level at which actual performance was tracking at the time of the Change of Control (as defined in the Severance Plan) and giving effect to any impact that the Change of Control had on the Company's stock price, if any) and fully exercisable, as applicable without giving effect to any forfeiture that could otherwise be caused by such COC Qualified Termination. Additionally, notwithstanding the foregoing, Executive’s receipt of any such benefits is subject to Executive signing on or before the 50th day following Executive’s Separation from Service, and not revoking, a Release and Executive’s continued compliance with Sections 5, 6 and 7. (c) Death or Disability. If Executive’s employment is terminated by reason of death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii) then, subject to Executive (or his estate, as the case may be) signing on or before the 50th day following Executive’s Separation from Service, and not revoking, a Release, and, in the case of Disability, Executive’s continued compliance with Sections 5 - 6 and 7, Executive shall receive, in addition to payments and benefits set forth in Section 3(c), the following severance payments and benefits:

7 (i) The Company shall pay to Executive (or his estate, as the case may be) an amount equal to the Annual Bonus, as in effect at such time, determined based on the actual performance of the Company for the full fiscal year in which Executive’s employment terminates, prorated for the number of days of employment completed during the fiscal year in which the Date of Termination occurs, payable in a lump sum cash amount at the time it would otherwise have been paid in accordance with Section 2(b) had Executive remained employed for the entire fiscal year; and (ii) Executive’s outstanding Company equity awards shall vest in full at the Date of Termination, with any such performance-based equity awards being deemed achieved at the target level of performance through the Date of Termination. (d) Non-Duplication. Section 3(c) and Section 4 are not intended to duplicate any other benefits provided by the Company in connection with the termination of Executive’s employment with the Company, such as Accrued Benefits, wage replacement benefits, pay-in- lieu-of-notice, severance pay, or similar benefits under any other benefit plans, severance programs, employment contracts, or applicable federal or state laws. Should such other benefits be payable, the benefits under Section 3(c) or Section 4 may be reduced accordingly or, alternatively, benefits previously paid under this Agreement will be treated as having been paid to satisfy such other obligations, as determined in the Board or Human Resource Committee’s discretion. 5. Covenants. Executive acknowledges that Executive has been provided with Confidential Information (as defined below) which is of vital importance to the success of the Company and that, during the Term, the Company from time to time will provide Executive with access to Confidential Information and he will develop goodwill for the Company. Ancillary to the rights provided to Executive as set forth in this Agreement and the Company’s provision of Confidential Information, and Executive’s agreements regarding the use of the same, in order to protect the value of any Confidential Information, the Company and Executive agree to the following provisions, for which Executive agrees he received adequate consideration and which Executive acknowledges are reasonable and necessary to protect the legitimate interests of the Company and represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment: (a) Executive shall not, at any time during the Restriction Period (as defined below), directly or indirectly (i) interview for a potential employment or consulting relationship with, or become employed or engaged by, any person, firm, corporation, partnership or business that engages in or is actively preparing to engage in any portion of the Business (as defined below) in any state in the United States or any country other than the United States where the Company conducts or undertakes or has substantive plans to conduct or undertake the Business (each such person, firm, corporation, partnership or business, a “Competing Business”) in an executive or senior advisory role, (ii) become a director of a Competing Business or (iii) provide business or strategic advice to an entity or person seeking to purchase or control a Competing Business. Notwithstanding the foregoing, nothing herein shall prohibit Executive from providing services, as a director, officer, employee, agent, representative, partner, security holder, consultant or otherwise, to any person, firm, corporation, partnership or business that engages in or is actively preparing to engage in any portion of the Business if (x) such service relationship is restricted

8 solely to one or more distinct portions of the operations and businesses of such person, firm, corporation, partnership or business, (y) such distinct portions do not engage in any portion of the Business, and (z) Executive undertakes not to, and does not, have any discussions with, or participate in, the governance, management or operations of such person, firm, corporation, partnership or business segments thereof that engage in any portion of the Business. (b) Executive shall not, at any time during the Restriction Period, directly or indirectly, engage or prepare to engage in any of the following activities: (i) solicit any customers or clients with whom or which Executive had substantive interactions or about whom or which Executive obtained or developed Confidential Information, or otherwise induce or encourage any customer, client, business acquisition or other business opportunity of the Company to reduce, terminate or modify its or their relationship with the Company, (ii) contact or solicit, with respect to hiring or engagement, or knowingly hire or engage, any employee or full-time consultant of the Company or any person employed or engaged by the Company at any time during the 12-month period immediately preceding the Date of Termination, (iii) induce or otherwise counsel, advise or encourage any employee or full-time consultant of the Company to leave the employment or engagement of the Company, or (iv) induce any distributor, representative or agent of the Company to reduce, terminate or modify its relationship with the Company. Notwithstanding the foregoing, nothing in this Agreement shall prohibit Executive from soliciting any client or customer with whom or which Executive had a relationship prior to Executive’s employment with the Company. (c) In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be modified and interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action, and then enforced as so modified to the fullest extent permitted by law. (d) As used in this Section 5, (i) the term “Company” shall include the Company and its direct and indirect parents and subsidiaries; (ii) the term “Business” shall mean the business of the Company and shall include (a) designing, developing, distributing, marketing or manufacturing dental products or (b) any other process, system, product or service marketed, sold or under development by the Company at any time during Executive’s employment with the Company; and (iii) the term “Restriction Period” shall mean the period beginning on the Commencement Date and ending twenty-four (24) months following the Date of Termination for any reason. (e) Executive agrees, during the Term and following the Date of Termination, to refrain from Disparaging (as defined below) the Company and its Affiliates, including any of its services, technologies, products, processes or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing. The Company agrees to instruct its officers and directors to refrain from Disparaging Executive following his Date of Termination. Nothing in this paragraph shall preclude Executive or the Company (as applicable) from making truthful statements that are reasonably necessary to comply with applicable law, regulation or

9 legal process, or to defend or enforce Executive’s or the Company’s rights under this Agreement. For purposes of this Agreement, “Disparaging” means making remarks, comments or statements to any person or entity including present or former employees of the Company and/or the press, and/or to any others, whether written, oral or electronic (including any social media, other internet sites, or on any blogging and/or micro-blogging sites, including Twitter), that impugn or are reasonably likely to impugn the character, integrity, reputation or abilities of the entities, persons, services, products, technologies, processes or practices listed in this Section 5(e). (f) Executive agrees that during the Restriction Period, Executive will cooperate fully with the Company in its defense of or other participation in any investigation, administrative, judicial or other proceeding arising from any charge, complaint or other action which has been or may be filed. (g) Notwithstanding anything to the contrary contained in this Agreement, if and to the extent requested by the Company during the period commencing on the Date of Termination and ending at the end of the Restriction Period, Executive agrees to provide to the Company up to five (5) hours of consulting services per month, on an “as needed” basis at times and in a manner that is mutually convenient, provided, however, if the Company requires Executive to travel more than 50 miles from the Company’s principal office, it will reimburse Executive for reasonable travel expenses. Executive shall not receive any additional compensation for the provision of these consulting services if he is receiving the severance benefits otherwise payable pursuant to Section 4 in connection with Executive’s services rendered during the Term. If Executive is not receiving severance, the Company and Executive shall agree on a mutually acceptable fee arrangement. 6. Nondisclosure of Proprietary Information. (a) Except in connection with the faithful performance of Executive’s duties hereunder or pursuant to Section 6(c), (e) and (f), Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity (other than the Company) any confidential or proprietary information or trade secrets of or relating to the Company (including business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible, intangible or electronic form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment) (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. The Parties hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Notwithstanding the foregoing, Confidential

10 Information shall not include any information that has been published in a form generally available to the public or is publicly available or has become public or general industry knowledge prior to the date Executive proposes to disclose or use such information, provided, that such publishing or public availability or knowledge of the Confidential Information shall not have resulted from Executive directly or indirectly breaching Executive’s obligations under this Section 6(a) or any other similar provision by which Executive is bound, or from any third-party breaching such third-party’s obligation to the Company. For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if material features comprising such information have been published or become publicly available. (b) Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property (in whatever form) concerning the Company’s customers, business plans, marketing strategies, products, property, processes or Confidential Information. (c) Executive may respond to a lawful and valid subpoena or other legal process but, to the extent permitted by applicable law, shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, and to the extent permitted by applicable law, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s expense in resisting or otherwise responding to such process, in each case to the extent permitted by applicable laws or rules. (d) As used in this Section 6 and Section 7, the term “Company” shall include the Company and its direct and indirect parents and subsidiaries. (e) Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order (to the extent permitted by applicable law, subject to the requirements of Section 6(c)), (ii) disclosing information and documents to Executive’s attorney, financial or tax adviser for the purpose of securing legal, financial or tax advice, (iii) disclosing Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer of Executive, or (iv) retaining, at any time, Executive’s personal correspondence, Executive’s personal contacts and documents related to Executive’s own personal benefits, entitlements and obligations, except where such correspondence, contracts and documents contain Confidential Information. (f) Pursuant to 18 U.S.C. § 1833(b), Executive understands that Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive understands that if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding if Executive (x) files any document

11 containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that Executive has with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any other agreement that Executive has with the Company shall prohibit or restrict Executive from making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company. 7. Inventions. All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the Business (as defined in Section 5(d)), whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during the Term, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. Executive hereby appoints the Company as Executive’s attorney-in-fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions. During the Restriction Period, Executive shall assist Company and its nominee, at any time, in the protection of Company’s (or its Affiliates’) worldwide right, title and interest in and to Inventions and the execution of all formal assignment documents requested by Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries. 8. Injunctive Relief. It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 5-6 or 7 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 5-6 or 7, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to seek specific performance and injunctive relief without the requirement to post bond. 9. Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive- based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any Policy approved by the Board that is generally applicable to executive officers or senior management of the Company, applicable law, government regulation or stock exchange listing

12 requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such Policy, law, government regulation or stock exchange listing requirement. 10. Section 280G. (a) If any payment or benefit (including payments and benefits pursuant to this Agreement) that Executive would receive in connection with a Change in Control (as defined under applicable Treasury regulations promulgated under Section 280G of the Code) from the Company or otherwise (“Transaction Payment”) would constitute a “parachute payment” within the meaning of Section 280G of the Code, such Transaction Payments due will either (i) be delivered in full, or (ii) be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company or any of its subsidiaries, Affiliates or related entities by reason of Section 280G of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state or local income and employment taxes and the excise tax imposed under Section 4999 of the Code, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, reducing first any Transaction Payments in the nature of single-sum cash payments if such reductions are applicable. (b) Unless Executive and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all such purposes. The Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section, excluding any costs incurred by Executive with the Accountants for tax planning under Sections 280G and 4999 of the Code. 11. Assignment and Successors. The Company may assign its rights and obligations under this Agreement, in whole or in part, to a United States subsidiary of the Company that is the main operating company of the Company (or the principal employer of employees of the Company and its subsidiaries) in the United States or to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their permitted respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and any applicable Company benefit plans or arrangements, to select a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

13 12. Certain Definitions. (a) “Accrued Benefits” shall have the meaning set forth in the Severance Plan. (b) “Cause” shall have the meaning set forth in the Severance Plan, provided that “Cause” shall also include Executive’s willful failure to adequately perform material duties or obligations under this Agreement or a material breach of any of the representations and warranties set forth in Section 1(f). Any determinations regarding whether “Cause” has occurred shall be made by a majority of the members of the Board, excluding Executive as applicable, after a reasonable and good faith investigation by the Board. (c) “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended. (d) “Date of Termination” shall mean (i) if Executive’s employment with the Company is terminated by Executive’s death, the date of Executive’s death; (ii) if Executive’s employment with the Company is terminated pursuant to Section 3(a)(ii) – (vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier. (e) “Disability” shall mean a permanent and total disability under Section 22(e)(3) of the Code. (f) “Good Reason” shall have the meaning set forth in the Severance Plan. Notwithstanding anything in the Severance Plan to the contrary, “Good Reason” shall also mean any material reduction in Executive’s equity incentive (or long-term incentive compensation) below the grant value set forth in Section 2(c) of this Agreement. 13. Miscellaneous Provisions. (a) Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of North Carolina, without reference to the principles of conflicts of law of the State of North Carolina or any other jurisdiction, and where applicable, the laws of the United States. The Company and Executive agree that any and all disputes relating to or arising out of this Agreement, excluding any relief sought by the Company under Sections 5 - 8 or any other dispute arising under this Agreement in respect of which a Party may seek injunctive relief, but otherwise including disputes in respect of payments and benefits provided hereunder, will first be submitted to mediation pursuant to a written demand for mediation which either Party may serve on the other which shall be before a mediator selected by the Parties in accordance with mediation procedures of the American Arbitration Association (“AAA”). In the event the Parties are unable to agree to a mediator within ten (10) days of receipt of the written demand for mediation, the mediator will be appointed by the office of AAA in Charlotte, North Carolina. The cost of the mediator and fees imposed by AAA shall be split equally by the Parties. Furthermore, in the event that mediation between the Parties is unsuccessful, either Party may bring suit in a state or federal court located in the State of North Carolina. Any dispute under this Section 13(a), whether decided in arbitration or in a court of law, shall be resolved under a de novo standard of review. For the avoidance of doubt, an arbitrary and capricious standard of review (or any similar standard of review) shall not be applicable to disputes brought forth under

14 this Agreement, including, without limitation, claims for severance payments and/or benefits (or related arbitration or litigation) brought under the Severance Plan or Section 4 of this Agreement. (b) Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 4 through 11 and this Section 13 will survive the termination of Executive’s employment and the expiration or termination of the Term. (c) Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows (except that notice of change of address shall be effective only upon receipt): (i) If to the Company, to the attention of the General Counsel at its headquarters, (ii) If to Executive, at the last address that the Company has in its personnel records for Executive, or (iii) At any other address as any Party shall have specified by notice in writing to the other Party. (d) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or by electronic PDF shall be deemed effective for all purposes. (e) Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement. (f) Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of the Company (other than Executive). By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company (other than Executive) may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity. (g) Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect

15 construction or interpretation. Any references to sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require. (h) Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. (i) Withholding. The Company shall withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or any other authorized or legally-required deductions or charges which the Company is required to withhold or by its Policies it customarily withholds. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise. (j) Section 409A. (i) General. This Agreement and the payments and benefits thereunder are intended to be exempt from, or to the extent subject thereto, comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. The Company makes no representation that any or all of the payments or benefits described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Executive shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A. (ii) Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”). (iii) Specified Employee. Notwithstanding anything in this Agreement to or any other agreement providing compensatory payments to Executive to the contrary, if Executive

16 is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, any payment of compensation or benefits to which Executive is entitled under this Agreement or any other compensatory plan or agreement that is considered nonqualified deferred compensation under Section 409A payable as a result of Executive’s Separation from Service shall be delayed to the extent required in order to avoid a prohibited distribution under Section 409A until the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement or any other compensatory plan or agreement shall be paid as otherwise provided herein or therein. (iv) Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit. (v) Separate Identified Payments. For purposes of Section 409A, each amount to be paid or installment or benefit to be provided under the Agreement shall be construed as a separate identified payment for purposes of Section 409A. 14. Executive Acknowledgement. Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment. [Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written. DENTSPLY SIRONA Inc. By: /s/ Eric K. Brandt Name: Eric K. Brandt Title: Non-Executive Chairman of the Board of Directors EXECUTIVE By: /s/ Simon Campion Name: Simon Campion [Signature Page to Employment Agreement]

A-1 Exhibit A Company Key Employee Severance Benefits Plan, as in effect on the Effective Date [Attached.]

DENTSPLY SIRONA INC. KEY EMPLOYEE SEVERANCE BENEFITS PLAN (Effective as of May 25, 2022) ARTICLE 1. INTRODUCTION 1.1. Establishment, Effective Date and Purpose. Dentsply Sirona Inc. (the “Company”) has adopted the Dentsply Sirona Inc. Key Employee Severance Benefits Plan (the “Plan”) effective as of May 25, 2022. The Plan is generally designed to provide separation pay and benefits to certain eligible employees of the Company whose employment is involuntarily terminated by the Company without Cause (as defined in Section 2.1(h) below) or voluntarily resignation for Good Reason (as defined in Section 2.1(x) below) by the Employee, as further set forth in this Plan. 1.2. Administration. The Plan shall be administered by the Human Resource Committee of the Board of Directors of the Company. ARTICLE 2. DEFINITIONS AND CONSTRUCTION 2.1. Definitions. For purposes of the Plan, the following words and phrases shall have the respective meanings set forth below, unless the context clearly requires a different meaning: (a) “Accrued Benefits” means: (i) Base Salary earned through the date of the Qualified Termination; (ii) the balance of any awarded, but as yet unpaid, annual incentive for any fiscal year prior to the fiscal year during which the Employee’s date of the Qualified Termination occurs; (iii) any vested, but not forfeited, benefits on the date of the Qualified Termination under the Company’s employee benefit plans in accordance with the terms of such plans; and (iv) any benefit continuation and conversion rights to which the Employee is entitled under the Company’s employee benefit plans. (b) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. (c) “Alternative First Payment Date” means when the total number of days in the Consideration Period (as defined in Section 4.4) combined with the total number of days in the Revocation Period (as defined in Section 4.4) begin in one calendar year and end in the subsequent calendar year from the date a General Release is presented to the Employee under Section 4.4), it is the date which is the later of (I) January 1 of such subsequent calendar year, or (ii) the date on which the General Release becomes effective and irrevocable, and that later date becomes the date on which Employee’s (A) COC Severance Pay, (B) Limited Initial Coverage Period Severance Pay, or (C) Non-COC Severance Pay, as the case may be, is then paid. (d) “Base Salary” means the Employee’s gross base annual rate of salary with respect to services rendered or labor performed as reflected in the personnel records of the Company immediately prior to the Employee’s Qualified Termination (or if the termination is due to a voluntary resignation for Good Reason based on a reduction in base salary, then the Employee’s annual base salary in effect immediately prior to such reduction). (e) “Beneficial Owner” has the meaning ascribed to such term in Rule 13d- 3 under the Exchange Act. (f) “Board” means the board of directors of Dentsply Sirona Inc. (g) “Cash Awards” shall have that meaning ascribed to it in the Dentsply Sirona Inc. 2016 Omnibus Incentive Plan. (h) “Cause” means the Employee has: (i) committed an act of fraud against the Company, (ii) committed an act of malfeasance, recklessness, or gross negligence that is materially injurious to the Company or its customers, (iii) is indicted for, or convicted of, or pleads no contest to, a felony or a crime involving Employee’s moral turpitude, or (iv) breaches any confidentiality, non-competition, non-solicitation or assignment of inventions covenants to which the Employee is a party with the Company or any Affiliates. Notwithstanding the foregoing, to the extent an Employee has an offer letter or employment agreement with the Company providing a less restrictive definition of Cause, such less restrictive definition of Cause shall apply. (i) “CEO” means the Chief Executive Officer of the Company. (j) “CFO” means the Chief Financial Officer of the Company. (k) “Change of Control” means an event set forth in any one of the following subparagraphs which shall have occurred following May 25, 2022: (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing thirty percent (30%) or more of the combined voting power of the

Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (B) of subparagraph (iii) immediately below; OR (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: (A) individuals who, on May 25, 2022, constitute the Board, and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (⅔) of the directors then still in office who either were directors on May 25, 2022 or whose appointment, election or nomination for election was previously so approved or recommended; OR (iii) there is consummated a merger or consolidation of the Company (or any direct or indirect parent or subsidiary of the Company) with any other company, other than (A) a merger or consolidation which would result in the Beneficial Owners of the voting securities of the Company outstanding immediately prior thereto continuing to own, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, more than fifty percent (50%) of the combined voting power of the voting securities of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger or consolidation is then a subsidiary, the ultimate parent thereof outstanding immediately after such merger or consolidation, OR (B) a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger or consolidation is then a subsidiary, the ultimate parent thereof, OR (C) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing thirty percent (30%) or more of the combined voting power of the Company’s, a surviving entity’s or, if the Company or the entity surviving such merger or consolidation is then a subsidiary, the ultimate parent’s then outstanding securities; OR

(iv) a plan of complete liquidation or dissolution of the Company is consummated; OR (v) there is consummated a sale or disposition of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or any parent thereof. Notwithstanding the foregoing: (I) a Change of Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of Common Shares immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions, AND (II) if all or a portion of any compensation (whether cash or equity) due under this Plan constitutes deferred compensation under Code Section 409A and such compensation (or portion thereof) is otherwise to be settled or paid on an accelerated basis due to a Change of Control event that is not a “change in control event” described in Treasury Regulation Section 1.409A-3(i)(5) or successor guidance, then if such settlement or payment of such compensation (whether cash or equity) would result in additional tax under Code Section 409A, such compensation (or the portion thereof) shall vest at the time of the Change of Control (provided such accelerated vesting will not result in additional tax under Code Section 409A of the Code), but settlement or payment, as the case may be, shall not be accelerated, but instead be settled and paid in accordance with the original settlement or payment date. (l) “Change of Control Period” means the period beginning on the date of closing of the Change of Control and ending twenty-four (24) months following the date of closing of the Change of Control. (m) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. (n) “COC Qualified Termination” means an involuntary termination of the Employee’s employment by the Company without Cause OR a voluntary resignation by the Employee for Good Reason, in either case, during the Change of Control Period. (o) “COC Severance Pay” shall have the meaning ascribed to it in Section 4.2(a). (p) “Code” means the Internal Revenue Code of 1986, as amended.

(q) “Common Shares” means the common shares, par value U.S. $0.01 per share, of the Company. (r) “Company” means Dentsply Sirona Inc. or any successor thereto. (s) “Employee” means: (i) the CEO, but expressly excluding the Interim CEO; (ii) any executive that reports directly into the CEO (or Interim CEO) who has a title of Senior Vice President or higher, but expressly excluding the Interim CFO; and (iii) any other common-law employee that is designated in writing by the Human Resource Committee as eligible for participation under this Plan. Notwithstanding the foregoing, if an executive who otherwise meets the definition of Employee on May 25, 2022 is in active negotiations with the Company pertaining to his/her impending termination of employment with the Company, such executive is expressly excluded from this definition and expressly exclude from eligibility under this Plan. (t) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. (u) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto. (v) “Equity Plan” means the Dentsply Sirona Inc. 2016 Omnibus Incentive Plan (or any successor omnibus equity plan thereto). (w) “First Payment Date” means the first payroll period that immediately follows the completion of both the Consideration Period (as defined in Section 4.4) and Revocation Period (as defined in Section 4.4) pertaining to an Employee’s (i) COC Severance Pay, (ii) Limited Initial Coverage Period Severance Pay, or (iii) Non-COC Severance Pay, as the case may be. (x) “Good Reason” means when an Employee’s voluntary resignation from the Company is triggered following the initial existence of one or more of the following conditions arising without the Employee’s consent: (i) any material reduction in Employee’s Base Salary, other than as part of an across-the-board salary reduction applied to all similarly situated executives; OR (ii) any material reduction in Employee’s target annual cash bonus opportunity (i.e., as a percentage of Base Salary); OR

(iii) relocation of Employee to a facility or location more than fifty (50) miles from his/her principal place of work, resulting in a material increase to his/her normal commute; OR (iv) solely with respect to the Company’s Chief Executive Officer, Chief Financial Officer and General Counsel, a material diminution of authorities, duties or responsibilities (other than temporarily while Employee is physically or mentally incapacitated and unable to properly perform such duties, as determined by the Committee in good faith); OR (v) solely with respect to a Change of Control, either: (A) the Company’s failure to obtain, within ten (10) days after the date of the Change of Control, the express assumption of the Plan by the successor entity, or (B) any material reduction in Employee’s target long term incentive (i.e., typically referred to in the Employee's employment agreement as an “annual equity award” expressed as a dollar amount). Notwithstanding the foregoing, in order for an Employee to qualify for a Good Reason voluntary resignation, he/she must provide written notice of the circumstances giving rise to the Good Reason event to the CEO (but for the CEO, written notice is provided to the Board) within ninety (90) days after its initial existence and provide the Company thirty (30) days from receipt of such written notice any ability to cure such circumstance. An event constituting Good Reason shall no longer constitute Good Reason if the applicable event is cured by the Company within such thirty (30) day period; provided, however, if the Company does not timely cure the applicable Good Reason event, the Employee must resign for Good Reason by terminating his/her employment no later than thirty (30) days following the end of the Company’s thirty (30) day cure period. (y) “Initial Coverage Period” means the period beginning May 25, 2022 and ending on December 31, 2023, which is the period during which the Company is transitioning from the prior permanent CEO of the Company who held the position on December 31, 2021 to securing and hiring a newly appointed permanent CEO of the Company who is ultimately hired and appointed as CEO no later than December 31, 2023. (z) “Interim CEO” means the interim CEO of the Company who was employed on an interim and non-permanent basis in accordance with that Interim Chief Executive Officer Employment Agreement, dated April 16, 2022. (aa) “Interim CFO” means the interim CFO of the Company who was employed on an interim and non-permanent basis in accordance with that Interim Chief Executive Officer Employment Agreement, dated April 16, 2022. (bb) “Limited Initial Coverage Period Qualified Termination” means an involuntary termination of the Employee’s employment by the Company without Cause OR a voluntary resignation by the Employee for Good Reason, in either case, during the Initial Coverage Period.

(cc) “Limited Initial Coverage Period Severance Pay” shall have the meaning ascribed to it in Section 4.3(a). (dd) “Non-COC Qualified Termination” means an involuntary termination of the Employee’s employment by the Company without Cause OR a voluntary resignation by the Employee for Good Reason, in either case, outside of a Change of Control Period. (ee) “Non-COC Severance Pay” shall have the meaning ascribed to it in Section 4.1(a). (ff) “Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof. (gg) “Plan” means this Dentsply Sirona Inc. Key Employee Severance Benefits Plan, effective May 25, 2022, and as further amended from time to time. (hh) “Qualified Termination” means (i) a COC Qualified Termination, (ii) a Limited Initial Coverage Period Qualified Termination, or (iii) a Non-COC Qualified Termination, as the case may be. (ii) “Specified Employee” shall mean an Employee who is a key employee (as defined in Code Section 416(i) without regard to Code Section 416(i)(5)) of the Company). For purposes of this definition, an Employee is a key employee if the Employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Code Section 416(i)(5)) at any time during the twelve-month period ending on any December 31. If an Employee is a key employee as of any December 31, that Employee is treated as a Specified Employee for the twelve-month period beginning on the January 1 following the relevant December 31. 2.2. Number and Gender. Wherever appropriate, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender. 2.3. Headings. The headings are included solely for convenience, and if there is any conflict between any heading and the text of the Plan, the Plan text shall control. ARTICLE 3. PARTICIPATION AND ELIGIBILITY 3.1. Participation. An individual who meets the definition of an “Employee” as of his/her termination of employment with the Company and whose employment terminates due to an event which constitutes a Qualified Termination is entitled to receive benefits under this Plan. ARTICLE 4. SEVERANCE BENEFITS 4.1. Non-COC Qualified Termination. With respect to a Non-COC Qualified Termination, the following payment and benefits apply:

(a) Severance Pay. (i) Amounts. Subject to Section 4.4 and Section 4.5 below, the Employee will be eligible to receive from the Company: (A) CEO. A lump-sum payment equal to two (2) times the sum of the CEO’s: (I) Base Salary, plus (II) target bonus opportunity available for the fiscal year which includes the date of the CEO’s Non-COC Qualified Termination, plus (III) the sum of the applicable monthly COBRA charges for continuation of medical, dental and vision insurances on a post- employment basis which are based on the CEO’s active insurance coverage elections on the date of the CEO’s Non-COC Qualified Termination multiplied by twelve (12) (whether or not the CEO actually elects COBRA coverage); and (B) Employees Other Than the CEO. A lump-sum payment equal to one (1) times the sum of the respective Employee’s: (I) Base Salary, plus (II) target bonus opportunity available for the fiscal year which includes the date of the respective Employee’s Non-COC Qualified Termination, plus (III) the sum of the applicable monthly COBRA charges for continuation of medical, dental and vision insurances on a post- employment basis which are based on the Employee’s active insurance coverage elections on the date of the Employee’s Non-COC Qualified Termination multiplied by twelve (12) (whether or not the Employee actually elects COBRA coverage). Base Salary, target bonus, and potential COBRA payments under this Section 4.1(a) are collectively hereinafter referred to as the “Non-COC Severance Pay.” Notwithstanding the foregoing, to the extent an Employee has an offer letter or employment agreement with the Company providing a more favorable severance benefit pertaining to Base Salary, target bonus, and potential COBRA payment, then for purposes of this Section 4.1(a), the amount of such more favorable Base Salary, target bonus, and potential COBRA payment shall apply in lieu hereof. (ii) Payment. If an Employee is not a Specified Employee as of the date of such Employee’s Non-COC Qualified Termination, then the Non-COC Severance Pay shall be made in a lump sum payment on the First Payment Date in accordance with the Company’s normal payroll practices; provided, that if the total number of days in the Consideration Period combined with the total number of days in the

Revocation Period begin in one calendar year and end in the subsequent calendar year from the date such General Release is presented to the Employee, the Non-COC Severance Pay shall instead be paid on the Alternative First Payment Date However, if the Employee is a Specified Employee as of the date of such Employee’s Non- COC Qualified Termination, the Non-COC Severance Pay with respect to an Employee shall be paid as follows: (A) an amount equal to the lesser of: (I) the lesser of: (1) the total Non-COC Severance Pay; or (2) two (2) times the Employee’s Base Salary as in effect on the date of the respective Employee’s Non-COC Qualified Termination; OR (II) two (2) times the compensation limit of Code Section 401(a)(17) for the calendar year which includes the date of the respective Employee’s Non-COC Qualified Termination (i.e., $610,000 for 2022), shall be paid to the Employee in a lump sum no later than the First Payment Date or the Alternative First Payment Date, as the case may be; and (B) an amount, if any, equal to: (I) the total Non-COC Severance Pay, reduced by (II) the amount paid to Employee under Subclause (A) immediately above, shall be paid to the Employee in a lump sum no later than the seventh month anniversary of the date of the Employee’s Non-COC Qualified Termination. (b) Pro-Rated Actual Bonus Severance. Subject to Section 4.4 and Section 4.5 below, all Employees (including the CEO) will be eligible to receive from the Company, a lump-sum payment equal to (i) the annual bonus that the Employee would have earned for the fiscal year in which the Employee’s Non-COC Qualified Termination occurs had the Employee remained employed with the Company through the date the Employee was required to continue employment with the Company in order to be eligible to receive such bonus multiplied by (ii) the fraction of (I) the number of days of employment completed during the fiscal year in which the Employee’s Non-COC Qualified Termination occurs divided by (II) the total number of days in such fiscal year.

The pro-rated actual bonus severance, if any, will be paid at the same time as other similarly situated employees of the Company receiving bonus payments for the fiscal year but in no event will such lump sum payment of the pro-rated actual bonus be later than March 15 of the year following the year of the Employee’s Non-COC Qualified Termination. (c) Potential Equity-Compensation Accelerated Vesting. Subject to Section 4.4 and Section 4.5 below, all Employees (including the CEO) with outstanding equity- compensation awards under the Equity Plan where such equity-compensation awards are subject to either full acceleration of vesting or deemed full satisfaction of any performance conditions imposed upon such equity-compensation awards pursuant to the Employee’s involuntary termination without Cause, shall equally be able to receive full acceleration of vesting or deemed full satisfaction of any performance conditions imposed upon such equity- compensation awards pursuant to the Employee’s voluntary resignation without Good Reason; provided, however, in such situation, this Plan’s definition of Good Reason shall govern whether a Good Reason has occurred. 4.2. COC Qualified Termination. With respect to a COC Qualified Termination, the following payment and benefits apply: (a) Severance Pay. (i) Amounts. Subject to Section 4.4 and Section 4.5 below, the Employee will be eligible to receive from the Company: (A) CEO. A lump-sum payment equal to: (I) three (3) times the sum of the CEO’s: (1) Base Salary, plus (2) target bonus opportunity available for the fiscal year which includes the date of the CEO’s COC Qualified Termination, plus (3) the sum of the applicable monthly COBRA charges for continuation of medical, dental and vision insurances on a post-employment basis which are based on the CEO’s active insurance coverage elections on the date of the CEO’s COC Qualified Termination multiplied by twelve (12) (whether or not the CEO actually elects COBRA coverage); PLUS (II) the CEO’s target annual bonus for the fiscal year in which the CEO’s COC Qualified Termination occurs, multiplied by the fraction of (I) the number of days of employment completed during the fiscal year in which the CEO’s COC Qualified Termination occurs, divided by (II) the total number of days in such fiscal year; and

(B) Employees Other Than the CEO. A lump-sum payment equal to: (I) two (2) times the sum of the respective Employee’s: (1) Base Salary, plus (2) target bonus opportunity available for the fiscal year which includes the date of the respective Employee’s COC Qualified Termination, plus (3) the sum of the applicable monthly COBRA charges for continuation of medical, dental and vision insurances on a post-employment basis which are based on the Employee’s active insurance coverage elections on the date of the Employee’s COC Qualified Termination multiplied by twelve (12) (whether or not the Employee actually elects COBRA coverage); PLUS (II) the respective Employee’s target annual bonus for the fiscal year in which the Employee’s COC Qualified Termination occurs, multiplied by the fraction of (I) the number of days of employment completed during the fiscal year in which the Employee’s COC Qualified Termination occurs, divided by (II) the total number of days in such fiscal year. Base Salary, target bonus, potential COBRA payments and pro-rated target bonus under this Section 4.2(a) are collectively hereinafter referred to as the “COC Severance Pay.” (ii) Payment. If an Employee is not a Specified Employee as of the date of such Employee’s COC Qualified Termination, then the COC Severance Pay shall be made in a lump sum payment on the First Payment Date in accordance with the Company’s normal payroll practices; provided, that if the total number of days in the Consideration Period combined with the total number of days in the Revocation Period begin in one calendar year and end in the subsequent calendar year from the date such General Release is presented to the Employee, the COC Severance Pay shall instead be paid on the Alternative First Payment Date However, if the Employee is a Specified Employee as of the date of such Employee’s COC Qualified Termination, the COC Severance Pay with respect to an Employee shall be paid as follows: (A) an amount equal to the lesser of: (I) the lesser of: (1) the total COC Severance Pay; or (2) two (2) times the Employee’s Base Salary as in effect on the date of the respective Employee’s COC Qualified Termination; OR

(II) two (2) times the compensation limit of Code Section 401(a)(17) for the calendar year which includes the date of the respective Employee’s Non-COC Qualified Termination (i.e., $610,000 for 2022) shall be paid to the Employee in a lump sum no later than the First Payment Date or the Alternative First Payment Date, as the case may be; and (B) an amount, if any, equal to: (I) the total COC Severance Pay, reduced by (II) the amount paid to Employee under Subclause (A) immediately above, shall be paid to the Employee in a lump sum no later than the seventh month anniversary of the date of the Employee’s COC Qualified Termination. (b) Equity Compensation Acceleration. Subject to Section 4.4 and Section 4.5 below, all Employees (including the CEO) with outstanding equity-compensation awards under the Equity Plan which are subject to either full acceleration of vesting or deemed full satisfaction of any performance conditions imposed upon such equity-compensation awards pursuant to the change of control provisions under Section 15 of the Equity Plan, shall have this Plan’s definition of Good Reason substituted for the definition of good reason which appears in the Equity Plan upon a Change of Control. However, consistent with the provisions of the Equity Plan, if the Change of Control is not a “change in control event” described in Treasury Regulation Section 1.409A-3(i)(5) or successor guidance, then if such settlement or payment of such equity compensation (whether cash or equity) would result in additional tax under Code Section 409A, such equity compensation (or the portion thereof) shall vest at the time of the Change of Control (provided such accelerated vesting will not result in additional tax under Code Section 409A of the Code), but settlement or payment, as the case may be, shall not be accelerated, but instead be settled and paid in accordance with the original settlement or payment date applicable to such equity compensation. 4.3. Limited Initial Coverage Period Qualified Termination. With respect to a Limited Initial Coverage Period Qualified Termination, the following payment and benefits apply only to Employees other than the CEO: (a) Severance Pay. (i) Amounts. Subject to Section 4.4 and Section 4.5 below, Employees other than the CEO will be eligible to receive from the Company, a lump-sum payment equal to one and one-half (1.5) the sum of the respective Employee’s: (A) Base Salary, plus (B) target bonus opportunity available for the fiscal year which includes the date of the respective Employee’s Non-COC Qualified Termination, plus

(C) the sum of the applicable monthly COBRA charges for continuation of medical, dental and vision insurances on a post-employment basis which are based on the Employee’s active insurance coverage elections on the date of the Employee’s Non-COC Qualified Termination multiplied by twelve (12) (whether or not the Employee actually elects COBRA coverage). Base Salary, target bonus, and potential COBRA payments under this Section 4.3(a) are collectively hereinafter referred to as the “Limited Initial Coverage Period Severance Pay.” (ii) Payment. If an Employee is not a Specified Employee as of the date of such Employee’s Limited Initial Coverage Period Qualified Termination, then the Limited Initial Coverage Period Severance Pay shall be made in a lump sum payment on the First Payment Date in accordance with the Company’s normal payroll practices; provided, that if the total number of days in the Consideration Period combined with the total number of days in the Revocation Period begin in one calendar year and end in the subsequent calendar year from the date such General Release is presented to the Employee, the Limited Initial Coverage Period Severance Pay shall instead be paid on the Alternative First Payment Date However, if the Employee is a Specified Employee as of the date of such Employee’s Limited Initial Coverage Period Qualified Termination, the Limited Initial Coverage Period Severance Pay with respect to an Employee shall be paid as follows: (A) an amount equal to the lesser of: (I) the lesser of: (1) the total Limited Initial Coverage Period Severance Pay; or (2) two (2) times the Employee’s Base Salary as in effect on the date of the respective Employee’s Limited Initial Coverage Period Qualified Termination; OR (II) two (2) times the compensation limit of Code Section 401(a)(17) for the calendar year which includes the date of the respective Employee’s Limited Initial Coverage Period Qualified Termination (i.e., $610,000 for 2022), shall be paid to the Employee in a lump sum no later than the First Payment Date or the Alternative First Payment Date, as the case may be; and (B) an amount, if any, equal to: (I) the total Limited Initial Coverage Period Severance Pay, reduced by (II) the amount paid to Employee under Subclause (A) immediately above, shall be paid to the Employee in a lump sum no later than the seventh month anniversary of the date of the Employee’s Limited Initial Coverage Period Qualified Termination. (b) Pro-Rated Actual Bonus Severance. Subject to Section 4.4 and Section 4.5 below, all Employees other than the CEO will be eligible to receive from the Company, a lump-sum payment equal to (i) the annual bonus that the Employee would have earned for the fiscal year in which the Employee’s Limited Initial Coverage Period Qualified Termination occurs had the Employee remained employed with the Company through the date the Employee was required to continue employment with the Company in order to be eligible to receive such bonus multiplied by (ii) the fraction of (I) the number of days of employment completed during the fiscal year in which the Employee’s Limited Initial Coverage Period Qualified Termination occurs divided by (II) the total number of days in such fiscal year. The pro-rated actual bonus severance, if any, will be paid at the same time as other similarly situated employees of the Company receiving bonus payments for the fiscal year but in no event will such lump sum payment of the pro-rated actual bonus be later than March 15 of the year following the year of the Employee’s Limited Initial Coverage Period Qualified Termination. (c) Equity-Compensation Accelerated Vesting. Subject to Section 4.4 and Section 4.5 below, all Employees who received a Retention Equity Award via notification from the Interim CEO on April 27, 2022 (a “Retention Equity Award”) and incur a Limited Initial Coverage Period Qualified Termination on or prior to December 31, 2023, shall become fully and immediately vested in his/her Retention Equity Award on the date of his/her Limited Initial Coverage Period Qualified Termination. However, consistent with the Code Section 409A, although the Employee’s Retention Equity Award shall become fully vested in this situation, the settlement or payment, as the case may be, of the Retention Equity Award shall not be accelerated, but instead be settled and paid in accordance with the original settlement or payment date (i.e., the original vesting dates) applicable to such Retention Equity Awards. (d) Expiration of Section 4.3. For clarity, this Section 4.3 shall naturally expire and have no further effect as of 11:59pm EST on December 31, 2023. Upon Section 4.3’s expiration as of 11:59pm EST on December 31, 2023, the only Qualified Terminations that an Employee will then be eligible for on and after January 1, 2024 are (i) a COC Qualified Termination, or (ii) a Non-COC Qualified Termination, as the case may be. Effective January 1, 2024, Limited Initial Coverage Period Qualified Terminations will no longer exist. 4.4. General Release. Notwithstanding anything to the contrary, the severance benefits payable under Section 4.1(a), Section 4.2(a) and Section 4.3(a) above are specifically conditioned upon the execution by the Employee of a General Release and Waiver (the “General Release”) of claims against the Company and all its Affiliates, effective as of the Employee’s last day of employment, which agreement shall be in the form provided by the Company (in other words, that such General Release must be executed and become effective in accordance with its terms (i.e., not revoked), including the expiration of the Revocation Period (as defined below) specified in the General Release, and further that such General Release may reasonably be modified for general applicability by the Company from time to time). By law, any General Release provided to Employee must provide Employee a minimum period under the federal Age Discrimination in Employment Act (currently, either twenty-one (21) or forty-five (45) calendar days depending on Employee’s age on the date of his/her Qualified Termination) to consider and evaluate whether to execute the General Release (the “Consideration Period”). Following Employee’s execution of the General Release and providing such executed copy to the Company no later than the last day of the Consideration Period, the General Release will also identify for the Employee any applicable period which immediately follows the Consideration Period during which the Employee may revoke a General Release previously provided to the Company (the “Revocation Period”). For clarity, if the Employee does not execute the General Release within the Consideration Period specified in the General Release, or the Employee exercises the revocation right specified in the General Release, any and all such severance benefits provided for under Section 4.1(a), Section 4.2(a) or Section 4.3(a) shall be forfeited and shall not be payable at all. 4.5. Limitation on Plan Payments and Other Restrictions. (a) Tax Withholding. The Company may withhold from any and all amounts payable under this Plan all Federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling. (b) Code Section 280G and Code Section 4999. Notwithstanding any other provision of this Plan or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Employee or for the Employee’s benefit pursuant to the terms of this Plan or otherwise (“Covered Payments”) constitute “parachute payments” within the meaning of Code Section 280G and would, but for this Section 4.5(b) be subject to the excise tax imposed under Code Section 4999 (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. Any such reduction shall be made in accordance with Code Section 409A and the following: (i) the Covered Payments which do not constitute nonqualified deferred compensation subject to Code Section 409A shall be reduced first; and (ii) all other Covered Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date. (c) Codes Section 409A. All payments to Employees pursuant to this Plan are intended to comply with the requirements of Code Section 409A and the regulations thereunder, and to the maximum extent permitted by law this Plan shall be interpreted and administered in accordance with that intent. Without limiting the generality of the foregoing:

(i) each separate installment of severance payable to Employee shall be considered a separate “payment” for purposes of Code Section 409A; (ii) if Executive incurs a Qualified Termination that does not also constitute a “separation from service” as defined in Code Section 409A, Employee’s right to all amounts payable by reason of such Qualified Termination shall fully vest on the date of the Qualified Termination, but to the extent required by Code Section 409A, payment shall be deferred until Employee incurs a “separation from service” as so defined and if the Employee is a Specified Employee, then pursuant to the further delayed payment rules under Code Section 409A. The Company reserves the right to amend the Plan as it considers necessary or advisable, in its sole discretion and without the consent of the Employee or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Code Section 409A or to otherwise avoid income recognition under Code Section 409A prior to the actual payment of any benefits or imposition of any additional tax. 4.6. Accrued Benefits. Regardless of the type of Qualified Termination, Employees are always entitled to receive their Accrued Benefits on top of any benefits provided under this Plan. 4.7. Termination other than Qualified Terminations. If the termination of Employee’s employment with the Company is not a Qualified Termination, then the Employee will not be entitled to receive severance or other benefits under this Plan. 4.8. Transfer between the Company and Affiliates. For purposes of the Plan, if the Employee is involuntarily transferred from the Company to an Affiliate or vice versa, such transfer will not be an involuntary termination without Cause but may give the Employee the ability to resign for Good Reason. 4.9. Exclusive Remedy. In the event of a termination of the Employee’s employment with the Company, the provisions of the Plan are intended to be and are exclusive and in lieu of any other rights or remedies to which the Employee may otherwise be entitled, whether at law, tort or contract, in equity. The Employee will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in the Plan. ARTICLE 5. DETERMINATION OF BENEFITS, CLAIMS PROCEDURE AND ADMINISTRATION 5.1. Claims. An Employee who believes that he/she is being denied a benefit to which he/she is entitled (hereinafter referred to as “Claimant”), or his/her duly authorized representative, may file a written request for such benefit with the Human Resources Committee setting forth his/her claim. The request must be addressed to the Human Resources Committee at the Company at its then principal place of business. 5.2. Claim Decision. Upon receipt of a claim, the Human Resources Committee shall advise the Claimant that a reply will be forthcoming within a reasonable period of time, but ordinarily not later than ninety (90) days, and shall, in fact, deliver such reply within such period. However, the Human Resource Committee may extend the reply period for an additional ninety (90) days for reasonable cause. If the reply period will be extended, the Human Resource Committee shall advise the Claimant in writing during the initial ninety (90)-day period indicating the special circumstances requiring an extension and the date by which the Human Resource Committee expects to render the benefit determination. If the claim is denied in whole or in part, the Human Resource Committee will render a written opinion, using language calculated to be understood by the Claimant, setting forth: (a) the specific reason or reasons for the denial; (b) the specific references to pertinent Plan provisions on which the denial is based; (c) description of any additional material or information necessary for the Claimant to perfect the claim and an explanation as to why such material or such information is necessary; (d) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review; and (e) the time limits for requesting a review of the denial under Section 10.3 and for the actual review of the denial under Section 10.4. 5.3. Request for Review. Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Secretary of the Company (“Secretary”) review the Human Resource Committee’s prior determination. Such request must be addressed to the Secretary at the Company at its then principal place of business. The Claimant or his/her duly authorized representative may submit written comments, documents, records or other information relating to the denied claim, which such information shall be considered in the review under this Section without regard to whether such information was submitted or considered in the initial benefit determination. The Claimant or his/her duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which: (a) was relied upon by the Human Resource Committee in making its initial claims decision; (b) was submitted, considered or generated in the course of the Human Resource Committee making its initial claims decision, without regard to whether such instrument was actually relied upon by the Human Resource Committee in making its decision; or (c) demonstrates compliance by the Human Resource Committee with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants.

If the Claimant does not request a review of the Human Resource Committee’s determination within such sixty (60)-day period, he or she shall be barred and estopped from challenging such determination. 5.4. Review of Decision. Within a reasonable period of time, ordinarily not later than sixty (60) days, after the Secretary’s receipt of a request for review, it will review the Human Resource Committee’s prior determination. If special circumstances require that the sixty (60)-day time period be extended, the Secretary will so notify the Claimant within the initial sixty (60)-day period indicating the special circumstances requiring an extension and the date by which the Secretary expects to render its decision on review, which shall be as soon as possible but not later than one-hundred twenty (120) days after receipt of the request for review. In the event that the Secretary extends the determination period on review due to a Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall not take into account the period beginning on the date on which notification of extension is sent to the Claimant and ending on the date on which the Claimant responds to the request for additional information. Benefits under the Plan will be paid only if the Secretary decides in its discretion that the Claimant is entitled to such benefits. The decision of the Secretary shall be final and non-reviewable, unless found to be arbitrary and capricious by a court of competent review. Such decision will be binding upon the Employer and the Claimant. If the Secretary makes an adverse benefit determination on review, the Secretary will render a written opinion, using language calculated to be understood by the Claimant, setting forth: (a) the specific reason or reasons for the denial; (b) the specific references to pertinent Plan provisions on which the denial is based; (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which: (i) was relied upon by the Secretary in making its decision; (ii) was submitted, considered or generated in the course of the Secretary making its decision, without regard to whether such instrument was actually relied upon by the Secretary in making its decision; or (iii) demonstrates compliance by the Secretary with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents, and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants; and (iv) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following the adverse benefit determination on such review.

5.5. Discretionary Authority. The Human Resource Committee and Secretary shall both have discretionary authority to determine a Claimant’s entitlement to benefits upon his/her claim or his/her request for review of a denied claim, respectively. ARTICLE 6. MISCELLANEOUS 6.1. Plan Not a Contract of Employment. The adoption and maintenance of the Plan shall not be or be deemed to be a contract between the Company and any Employee or to be consideration for the employment of any Employee. Nothing herein contained shall give or be deemed to give any person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge any Employee at any time; nor shall the Plan give or be deemed to give the Company the right to require any Employee to remain in the employ of the Company or to restrict any Employee's right to terminate his/her employment at any time. 6.2. Amendment and Termination. The Committee may from time to time, in its complete and sole discretion, unilaterally amend, in whole or in part, any or all of the provisions of the Plan subject to providing one year’s advance notice to the Employees prior to the effective date of any change that has the effect of reducing or diminishing the rights of any Employee under the Plan; provided, however, the Committee is not permitted to make any changes to the Plan during any Change of Control Period; provided, further, no amendment may be made which would impair the rights of an Employee with respect to amounts already due and owing. Notwithstanding anything to the contrary, (i) the Committee retains unilateral authority to amend the Plan at any time, regardless of impact to Employees, if such change is required under any law applicable to the Plan, and (ii) any change which directly impacts the benefits provided to the CEO may not be amended without the Committee seeking Board approval first. Only the Board has the right to terminate the Plan at any time so long as such termination complies fully with the provisions of Code Section 409A and the underlying final regulations. 6.3. Governing Laws. All provisions of the Plan shall be construed in accordance with the laws of Delaware except to the extent preempted by federal law. 6.4. Entire Agreement. This document and any amendments contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect. 6.5. No Guarantee of Tax Consequences. While the Company has established, and will maintain the Plan, the Company makes no representation, warranty, commitment, or guaranty concerning the income, employment, or other tax consequences of participation in the Plan under federal, state, or local law. 6.6 The Company’s Successors. Any successor (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets must assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.

6.7 Notice. (a) General. All notices and other communications required or permitted under the Plan shall be in writing and will be effectively given (i) upon actual delivery to the party to be notified, (ii) twenty-four (24) hours after confirmed facsimile transmission, (iii) one (1) business day after deposit with a recognized overnight courier, or (iv) three (3) business days after deposit with the U.S. Postal Service by first class certified or registered mail, return receipt requested, postage prepaid, addressed (A) if to the Employee, at the address the Employee shall have most recently furnished to the Company in writing, (B) if to the Company, at the following address: DENTSPLY SIRONA Inc. 13320 Ballantyne Corporate Place Charlotte, NC 28277 Attention: General Counsel (b) Notice of Termination. Any termination by the Company for Cause will be communicated by a notice of termination to the Employee, and any termination by the Employee for Good Reason will be communicated by a notice of termination to the Company, in each case given in accordance with the Section 6.7. Such notice will indicate the specific termination provision in the Plan relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the later of (i) the giving of such notice, or (ii) the end of any applicable cure period). The failure by the Employee to include in the notice any fact or circumstance that contributes to a showing of Good Reason will not waive any right of the Employee under the Plan or preclude the Employee from asserting such fact or circumstance in enforcing the Employee’s rights under the Plan. 6.8 Resignation. The termination of the Employee’s employment for any reason will also constitute, without any further required action by the Employee, the Employee’s voluntary resignation from all officer and/or director positions held at the Company or an Affiliate, and at the Board’s request, the Employee will execute any documents reasonably necessary to reflect such resignation. 6.9 Waiver. No waiver by either party of any breach of, or of compliance with, any condition or provision of the Plan by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time. 6.10 Severability. The invalidity or unenforceability of any provision or provisions of the Plan will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.